Exhibit 99.1

FOR IMMEDIATE RELEASE

ITRON ANNOUNCES SECOND QUARTER RESULTS

LIBERTY LAKE, WA. — July 29, 2009 — Itron, Inc. (NASDAQ:ITRI) today reported financial results for its second quarter and six months ended June 30, 2009.  Results include:

•	Quarterly and six-month revenues of $414 million and $802 million;
•	Quarterly and six-month non-GAAP diluted EPS of 49 cents and 82 cents;
•	Quarterly and six-month Adjusted EBITDA of $47 million and $90 million; and
•	Quarterly and six-month Bookings of $427 million and $1.05 billion.

“Revenue in the second quarter was up from the first quarter,” said Malcolm Unsworth, president and CEO.  “However, we continue to be affected by the economy, customers’ uncertainty related to stimulus funds and volatility in foreign currency exchange rates.”

Operations Highlights – Second Quarter:
Revenues – Total revenues of $414 million for the second quarter of 2009 were $100 million, or 19%, lower than 2008 second quarter revenues of $514 million.  North America revenues of $143 million for the second quarter of 2009 were $39 million, or 21%, lower than the second quarter of 2008.  The lower North America revenue in 2009 was primarily driven by the completion of a number of AMR contracts in 2008 and fewer electric meters shipped during the quarter related to the economic downturn and delays in orders as customers evaluate projects eligible for stimulus funds.  International revenues were $271 million for the second quarter of 2009, which were $61 million, or 18%, lower than second quarter 2008. Approximately 82% of the decrease in International revenue was due to foreign exchange rates while the remainder was primarily due to the completion of a smart metering/AMI project in 2008 and lower revenue in South America. Shipments of products to electric, gas and water utilities comprised approximately 41%, 30% and 29% of total International revenue in both 2009 and 2008.

Gross Margin – Gross margin for the second quarter of 2009 was 32.2%.  This compares with 34.3% in the second quarter of 2008.  Second quarter 2009 North America gross margin of 35.0% was lower than 2008 gross margin of 38.5%.  The lower gross margin in 2009 was primarily driven by shipments of our first generation AMI meters and increased overhead due to lower overall production levels.  International gross margin of 30.7% was lower than second quarter 2008 gross margin of 32.0% primarily due to completion of a smart metering/AMI project in Sweden and a higher mix of service revenue with lower margins in South America.

Operating Expenses – Total operating expenses for the second quarter of 2009 were $121 million compared with 2008 second quarter operating expenses of $140 million.  North America operating expenses of $44.1 million in the second quarter of 2009 were lower than 2008 second quarter operating expenses of $50.0 million due to lower sales and general and administrative expenses.  International operating expenses in the second quarter of 2009 of $70.2 million were $10.1 million lower than $80.3 million in the second quarter of 2008, due in large part to decreased amortization of intangibles expense in the 2009 period, as well as foreign exchange rates. Corporate unallocated expenses of $7 million for the second quarter of 2009 were $2.7 million lower than in the second quarter of 2008 due to reductions in both compensation expenses and consulting fees for Sarbanes-Oxley compliance.

Interest and Other Income – Net interest expense of $15.9 million in the second quarter of 2009 was substantially lower than $24.3 million in the comparable period in 2008, due primarily to lower average debt balances.  Amortization of debt placement fees, which is included in net interest expense, of $374,000 in the second quarter of 2009 was lower than the same period in 2008 due to higher debt amortization expense related to $304 million in debt repayments in the second quarter of 2008. Other expense was $2.9 million in the second quarter of 2009 compared with other expense of $1.8 million in 2008. The other expense in the current period is primarily due to legal and advisory fees associated with an amendment to our senior debt agreement.

Income Taxes – We had a tax benefit of $22.4 million in the second quarter of 2009 compared with $1 million in the same quarter of 2008.  The second quarter of 2009 benefit is due to expected lower income in higher tax jurisdictions for the year.

GAAP Net Income and Diluted EPS – Our GAAP net income and diluted EPS for the second quarter of 2009 was $15.3 million, or 40 cents per share, compared with net income of $11.1 million, or 31 cents per share, in the same period in 2008.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $35.9 million, or 8.7% of revenues, in the second quarter of 2009.  The 2009 non-GAAP operating income was lower than the $67.6 million, or 13.2% of revenues, in the second quarter of 2008 primarily due to the combination of lower revenues and gross margin contribution in 2009.  Non-GAAP net income, which also excludes amortization of debt placement fees and the additional non-cash interest expense related to the adoption of FSP 14-1, was $18.6 million compared with $36.0 million in the 2008 period.  Non-GAAP diluted EPS was 49 cents in 2009 compared with $1.02 in 2008. The lower net income and EPS was primarily due to the decline in gross margin and lower revenues in 2009. Diluted weighted average shares outstanding in the second quarter of 2009 were approximately 2.8 million shares higher than the same period in 2008 primarily due to the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.  Our non-GAAP tax rates were 6% and 26% for the second quarter of 2009 and 2008.  The lower non-GAAP tax rate in 2009 is due to projected lower income in higher tax jurisdictions.

“This quarter was another challenge for Itron, especially compared against the second quarter of last year when we had the best quarterly performance in the history of the company,” said Unsworth.  “Although we have talked about 2009 being a challenging year due to the economy and the timing of stimulus funds and AMI deployments, we continue to believe that next year we will begin to reap the rewards of our investments in this new technology based on the current schedule of business.”

Operations Highlights – Six Months:
Revenues – Total revenues of $802 million for the first six months of 2009 were $190 million, or 19%, lower than 2008 six month revenues of $992 million.  North America revenues of $282 million for the first six months of 2009 were $70 million, or 20%, lower than the first half of 2008.  The lower North America revenue in 2009 was primarily driven by the completion of a number of AMR contracts in 2008 and fewer electric meters shipped during the first six months related to the economic downturn and delays in orders as customers evaluate projects eligible for stimulus funds.  International revenues of $520 million for the first six months of 2009 were $121 million, or 19%, lower than the same period in 2008. Approximately 85% of the decrease in International revenue was due to foreign exchange rates while the remainder was primarily due to the completion of a smart metering/AMI project in 2008 and lower revenue in South America. Shipments of products to electric, gas and water utilities comprised approximately 39%, 29% and 32% of total International revenue in 2009 compared with 40%, 29% and 31% in 2008.

Gross Margin – Gross margin for the first six months of 2009 was 32.7%.  This compares with 34.1% in the first six months of 2008.  First half 2009 North America gross margin of 36.2% was lower than 2008 gross margin of 38.2%.  The lower gross margin in 2009 was primarily driven by shipments of our first generation AMI meters and increased overhead due to lower overall production levels.  International gross margin of 30.8% was lower than first half 2008 gross margin of 31.9% primarily due to completion of a smart metering/AMI project in Sweden and a higher mix of service revenue with lower margins in South America.

Operating Expenses – Total operating expenses for the first six months of 2009 were $242 million compared with $275 million in the same period in 2008.  North America operating expenses of $88.6 million in the first six months of 2009 were lower than 2008 six month operating expenses of $96 million due to lower sales and general and administrative expenses.  International operating expenses in the first six months of 2009 of $137.7 million were $21.1 million lower than the $159.8 million in the first half of 2008, due in large part to decreased amortization of intangibles expense in the 2009 period, as well as foreign exchange rates. Corporate unallocated expenses of $15.7 million for the first six months of 2009 were $3.9 million lower than the first half of 2008 due to reductions in both compensation expenses and consulting fees for Sarbanes-Oxley compliance.

Interest and Other Income – Net interest expense of $32 million in the first six months of 2009 was substantially lower than the $51 million in the comparable period in 2008, due primarily to lower average debt balances and lower interest rates.  Amortization of debt placement fees, which is included in net interest expense, of $2.2 million in the first six months of 2009 was lower than the $5.7 million in the same period in 2008 due to higher debt amortization expense related to $351 million in debt repayments in the second half of 2008. Other expense was $4.9 million in the first six months of 2009 compared with $1.7 million in 2008. The other expense in the current period is primarily due to legal and advisory fees associated with an amendment to our senior debt agreement and foreign exchange losses caused by volatility in foreign exchange rates.  In the first six months of 2009, we incurred a $10.3 million net loss on the extinguishment of debt related to a convertible debt for common stock exchange.  The difference in the value of the shares of Itron’s common stock issued under the exchange agreement and the value of the shares used to derive the amount payable under the original conversion agreement resulted in a net loss on extinguishment of debt.

Income Taxes – We had a tax benefit of $22.4 million in the first six months of 2009 compared with $1.7 million in the same period of 2008.  The first six months of 2009 benefit is due to expected lower income in higher tax jurisdictions for the year.

GAAP Net Income/Loss and Diluted EPS – Our GAAP net loss and fully diluted EPS loss for the first six months of 2009 was $4.4 million, or 12 cents per share, compared with net income of $12.0 million, or 35 cents per share, in the same period in 2008.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $68.3 million, or 8.5% of revenues in the first half of 2009.  The 2009 non-GAAP operating income was lower than the $126.2 million, or 12.7% of revenues, in the first half of 2008 primarily due to the combination of lower revenues and gross margin contribution in 2009.  Non-GAAP net income, which also excludes amortization of debt placement fees, the additional non-cash interest expense related to the adoption of FSP 14-1 and the non-cash net loss associated with the convertible debt for stock exchange, was $30.8 million compared with $62.9 million in the 2008 period.  Non-GAAP diluted EPS was 82 cents in 2009 compared with $1.85 in 2008. The lower net income and EPS was primarily due to a decline in gross margin and lower revenues in 2009. Diluted weighted average shares outstanding in the first six months of 2009 were approximately 3.3 million shares higher than the same period in 2008 primarily due to the equity offering of 3.4 million shares in the second quarter of 2008, the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.  Our non-GAAP tax rates were 19% and 26% for the first six months of 2009 and 2008, respectively.  The lower non-GAAP tax rate in 2009 is due to projected lower income in higher tax jurisdictions.

Other Financial Highlights:
New Order Bookings and Backlog - New order bookings for the second quarter of 2009 were $427 million, compared with $432 million in the second quarter of 2008.  Our book-to-bill ratios were 1.03 to 1 and .9 to 1 for the second quarter of 2009 and 2008, respectively.  New order bookings for the first six months of 2009 were $1.05 billion compared with $916 million in the same six months of 2008.  Total backlog was $1.6 billion at June 30, 2009 compared with $609 million at June 30, 2008.  Twelve month backlog of $646 million at June 30, 2009 was higher than the $493 million at June 30, 2008 due to the timing of future AMI shipments.

Cash Flows – Net cash provided by operating activities during the first six months of 2009 was $67 million, compared with $120 million in the same period in 2008.  Adjusted earnings before interest, taxes, depreciation and amortization and the non-cash net loss on extinguishment of debt (Adjusted EBITDA) in the second quarter of 2009 was $47 million compared with $79 million for the same period in 2008.  Adjusted EBITDA for the first six months of 2009 was $90 million compared with $151 million in the first six months of 2008.  Free cash flow in the first six months of 2009 was $40 million compared with $91 million in the same period of 2008.

Non-GAAP Financial Information:
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, Adjusted EBITDA and free cash flow.  We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making.  Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions.  We exclude these expenses in our non-GAAP financial measures as we believe the net result is a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items.  Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP.  Finally, our non-GAAP financial measures may be different from those reported by other companies.  A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:
Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on July 29, 2009.  The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors/Investor Events.”  The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks.  A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #9496493.  You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com/Investors/Presentations.

About Itron:
Itron, Inc. is a leading technology provider to the global energy and water industries. Our company is the world’s leading provider of intelligent metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas, water and heat meters, data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; as well as project management, installation and consulting services. To know more, start here: www.itron.com.

For additional information, contact:
Deloris Duquette
Vice President, Investor Relations and Corporate Communications
(509) 891-3523
deloris.duquette@itron.com

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$413,748	$513,931	$802,266	$992,407
Cost of revenues	280,639	337,721	539,573	653,638
Gross profit	133,109	176,210	262,693	338,769

Operating expenses
Sales and marketing	37,925	44,205	74,900	86,171
Product development	30,809	31,471	61,967	60,502
General and administrative	28,467	32,889	57,491	65,912
Amortization of intangible assets	24,189	31,467	47,667	62,719
Total operating expenses	121,390	140,032	242,025	275,304

Operating income	11,719	36,178	20,668	63,465
Other income (expense)
Interest income	481	1,460	1,016	2,884
Interest expense	(16,399)	(25,788)	(33,244)	(54,325)
Loss on extinguishment of debt, net	-	-	(10,340)	-
Other income (expense), net	(2,877)	(1,845)	(4,911)	(1,657)
Total other income (expense)	(18,795)	(26,173)	(47,479)	(53,098)

Income (loss) before income taxes	(7,076)	10,005	(26,811)	10,367
Income tax benefit	22,365	1,084	22,371	1,675

Net income (loss)	$15,289	$11,089	$(4,440)	$12,042

Earnings (loss) per common share
Basic	$0.40	$0.34	$(0.12)	$0.38
Diluted	$0.40	$0.31	$(0.12)	$0.35

Weighted average common shares outstanding
Basic	37,776	32,796	36,968	31,746
Diluted	38,130	35,325	36,968	34,041

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Itron North America	$142,943	$182,023	$282,329	$351,851
Itron International	270,805	331,908	519,937	640,556
Total Company	$413,748	$513,931	$802,266	$992,407

Gross profit
Itron North America	$49,977	$70,130	$102,296	$134,347
Itron International	83,132	106,080	160,397	204,422
Total Company	$133,109	$176,210	$262,693	$338,769

Operating income (loss)
Itron North America	$5,855	$20,174	$13,648	$38,362
Itron International	12,913	25,779	22,698	44,666
Corporate unallocated	(7,049)	(9,775)	(15,678)	(19,563)
Total Company	$11,719	$36,178	$20,668	$63,465

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Unit Shipments	(units in thousands)		(units in thousands)
Total meters (with or without AMR/AMI)
Electricity - Itron North America	760	1,325	1,600	2,625
Electricity - Itron International	1,970	1,850	3,780	3,700
Gas	910	1,075	1,820	1,975
Water	2,025	2,275	4,380	4,600
Total meters	5,665	6,525	11,580	12,900

AMR/AMI units (North America and International)
Meters with AMR	760	1,365	1,530	2,690
Meters with AMI	80	10	100	10
AMR/AMI modules	1,010	1,225	2,010	2,300
Total AMR/AMI units	1,850	2,600	3,640	5,000

Meters with other vendors' AMR	125	150	310	400

We made refinements to our two operating segments on January 1, 2009 as we continue to integrate and refine operations of the Actaris acquisition that was completed in 2007. The information presented for the three and six months ended June 30, 2008 reflects the restatement of our segment operating results based on this refinement.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$276,128	$144,390
Accounts receivable, net	311,338	321,278
Inventories	165,785	164,210
Deferred income taxes, net	28,734	31,807
Other	63,664	56,032
Total current assets	845,649	717,717

Property, plant and equipment, net	312,468	307,717
Prepaid debt fees	14,503	12,943
Deferred income taxes, net	58,216	30,917
Other	19,359	19,315
Intangible assets, net	429,629	481,886
Goodwill	1,278,264	1,285,853
Total assets	$2,958,088	$2,856,348

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$187,543	$200,725
Other current liabilities	69,215	66,365
Wages and benefits payable	68,537	78,336
Taxes payable	27,969	18,595
Current portion of long-term debt	120,004	10,769
Current portion of warranty	20,271	23,375
Unearned revenue	37,328	24,329
Deferred income taxes, net	1,927	1,927
Total current liabilities	532,794	424,421

Long-term debt	854,052	1,140,998
Warranty	13,794	14,880
Pension plan benefits	56,831	55,810
Deferred income taxes, net	88,860	102,720
Other obligations	62,685	58,743
Total liabilities	1,609,016	1,797,572

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,287,155	992,184
Accumulated other comprehensive income, net	33,858	34,093
Retained earnings	28,059	50,291
Cumulative effect of change in accounting principle	-	(17,792)
Total shareholders' equity	1,349,072	1,058,776
Total liabilities and shareholders' equity	$2,958,088	$2,856,348

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2009	2008

Operating activities
Net income (loss)	$(4,440)	$12,042
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74,407	89,466
Stock-based compensation	9,279	8,026
Amortization of prepaid debt fees	2,272	5,885
Amortization of convertible debt discount	4,895	6,602
Loss on extinguishment of debt, net	9,960	-
Deferred income taxes, net	(35,000)	(16,987)
Other, net	(465)	432
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,940	(15,186)
Inventories	(1,575)	(32,158)
Accounts payables, other current liabilities, and taxes payable	(4,054)	39,562
Wages and benefits payable	(9,004)	12,481
Unearned revenue	12,719	9,975
Warranty	(4,190)	3,035
Effect of foreign exchange rate changes	7,919	2,986
Other, net	(5,310)	(5,712)
Net cash provided by operating activities	67,353	120,449

Investing activities
Acquisitions of property, plant, and equipment	(27,804)	(28,966)
Business acquisitions & contingent consideration, net of cash equivalents acquired	(1,317)	(95)
Other, net	3,973	1,379
Net cash used in investing activities	(25,148)	(27,682)

Financing activities
Payments on debt	(70,241)	(350,749)
Issuance of common stock	162,153	317,536
Other, net	(4,579)	(67)
Net cash provided by (used in) financing activities	87,333	(33,280)

Effect of exchange rate changes on cash and cash equivalents	2,200	704
Increase (decrease) in cash and cash equivalents	131,738	60,191
Cash and cash equivalents at beginning of period	144,390	91,988
Cash and cash equivalents at end of period	$276,128	$152,179

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release dated July 29, 2009 contains non-GAAP financial measures.  To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, Adjusted EBITDA and free cash flow.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures”.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation.  Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results.  These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor’s operating results.  Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development (IPR&D), purchase accounting adjustments or extinguishment of debt gains and losses.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.  We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income minus amortization of intangible assets.  We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to previous acquisitions.  By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations.  For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business.  There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP.  Non-GAAP operating income excludes some costs that are recurring.  Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations.  We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets, amortization of debt placement fees, non-cash interest expense from the adoption of FSB APB 14-1 and the non-cash net loss on the extinguishment of debt.  We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period.  We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS.  We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP diluted EPS and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense, depreciation and amortization of intangible asset expenses and the non-cash net loss on the extinguishment of debt.  We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business.  Management uses Adjusted EBITDA as a performance measure for executive compensation.  A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items.  Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free Cash Flow – We define free cash flow as net cash provided by operating activities less acquisitions of property, plant and equipment.  We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow.  We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Non-GAAP operating income:
GAAP operating income	$11,719	$36,178	$20,668	$63,465
Amortization of intangible assets	24,189	31,467	47,667	62,719
Non-GAAP operating income	$35,908	$67,645	$68,335	$126,184

Non-GAAP net income:
GAAP net income (loss)	$15,289	$11,089	$(4,440)	$12,042
Amortization of intangible assets	24,189	31,467	47,667	62,719
Amortization of debt placement fees	374	3,967	2,162	5,749
(1) FSP APB 14-1 interest expense	2,325	3,331	4,895	6,602
Loss on extinguishment of debt, net	-	-	9,960	-
Income tax effect of non-GAAP adjustments	(23,608)	(13,862)	(29,453)	(24,247)
Non-GAAP net income	$18,569	$35,992	$30,791	$62,865

Non-GAAP diluted EPS	$0.49	$1.02	$0.82	$1.85

Weighted average common shares outstanding - Diluted	38,130	35,325	37,337	34,041

Adjusted EBITDA:
GAAP net income (loss)	$15,289	$11,089	$(4,440)	$12,042
Interest income	(481)	(1,460)	(1,016)	(2,884)
Interest expense	16,399	25,788	33,244	54,325
Income tax benefit	(22,365)	(1,084)	(22,371)	(1,675)
Depreciation and amortization	38,171	45,148	74,407	89,466
Loss on extinguishment of debt, net	-	-	9,960	-
Adjusted EBITDA	$47,013	$79,481	$89,784	$151,274

Free Cash Flow:
Net cash provided by operating activities	$24,627	$64,029	$67,353	$120,449
Acquisitions of property, plant, and equipment	(14,092)	(15,849)	(27,804)	(28,966)
Free Cash Flow	$10,535	$48,180	$39,549	$91,483

(1)
On January 1, 2009, we adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP 14-1), and applied FSP 14-1 retrospectively to all periods for which our convertible debt was outstanding. We have excluded the additional interest expense associated with FSP 14-1 as detailed in our discussion of our use of non-GAAP financial measures.